Exhibit 10.5

EARNOUT PROVISIONS

1. Certain Definitions.

“Acquiror” means ATI Investment Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Rollover Amount” means the aggregate amount equal to the sum of all Rollover amounts for all Rollover Shareholders.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the state of New Mexico, the City of Los Angeles or the City of New York.

“Closing” means the closing of the transactions contemplated in the Agreement (as defined below).

“Company” means Array Technologies, Inc., a New Mexico corporation.

“Cumulative Oaktree Proceeds” means, as of each Realization Event, the sum of (i) Oaktree Proceeds for such Realization Event and (ii) all prior Realization Events.

“Earnout Consideration Payment” means an amount, measured as of each Realization Event, equal to (i) (x) the Maximum Aggregate Earnout Consideration, multiplied by (y) the Multiple Factor, minus (ii) the Received Earnout Consideration, measured as of the date of such Realization Event, after giving effect to the Earnout Consideration Payment to be paid in connection with such Realization Event. In the event that this calculation yields a negative number, the Earnout Consideration Payment with respect to such Realization Event shall be zero.

“Earnout Provisions” means all the provisions hereto.

“Fair Market Value” means, with respect to any non-cash consideration, the fair market value of such non-cash consideration as determined in good faith by the Board of Directors of Acquiror (or any successor entity of Acquiror in the event the Original Oaktree Shares have been exchanged for shares of such successor entity in connection with any recapitalization of Acquiror prior to any Realization Event); provided, that the Seller Representative may dispute such fair market value determination in accordance with Section 3(c) unless such determination is being made as to the value of Original Oaktree Shares following any initial public offering of the equity securities of Parent, Acquiror or the Company, in which case the Fair Market Value shall be the value attributed by Oaktree to each Original Oaktree Share in the resulting distribution made by Oaktree to its limited partners in the ultimate investment funds affiliated with Oaktree.

“Fully Diluted Percentage” means, with respect to any holder of Shares, a ratio (expressed as a percentage) equal to (i) the number of Shares held by such holder as of immediately prior to the Closing and before giving effect to the Rollover, divided by (ii) the Fully Diluted Share Number.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding as of immediately prior to the Closing and before giving effect to the Rollover.

“Governmental Authority” means any (i) government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal or arbitral) (public or private); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (iv) any Person acting pursuant to a grant of authority from a Governmental Authority, in the case of any of clause (i) through (iv), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Law” means all laws (including common law), by-laws, statutes, rules, regulations, codes, injunctions, directives, decrees, orders, judgments, writs, settlements, decision, awards, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Maximum Aggregate Earnout Consideration” means $25,000,000.

“Multiple Factor” means a number equal to the Return Multiple minus two; provided, however, that (i) the Multiple Factor shall never be more than 1.0, and (ii) in the event the calculation results in a negative number, the Multiple Factor shall be zero.

“Oaktree” means Oaktree ATI Investors, L.P., Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. and their respective Affiliates, successors and assigns.

“Oaktree Investment” means all capital contributions made by Oaktree in Parent.

“Oaktree Proceeds” means, with respect to each Realization Event, the sum of (1) the aggregate cash consideration payable to Oaktree in connection with such Realization Event in respect of the Original Oaktree Shares and (2) if Oaktree distributes any of the Original Oaktree Shares to the limited partners in the ultimate investment funds affiliated with Oaktree, the Fair Market Value of such Original Oaktree Shares.

“Original Oaktree Shares” means the shares of Parent (or any successor entity of Parent in the event the Original Oaktree Shares have been exchanged for shares of such successor entity in connection with any recapitalization or merger of Parent prior to any Realization Event) held by Oaktree immediately after the Closing (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares).

“Parent” means ATI Investment Parent, LLC, a Delaware limited liability company.

“Per Share Purchase Price” means (i) estimated purchase price divided by (ii) the Fully Diluted Share Number.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, a joint venture, an unincorporated organization (including without limitation a representative office or branch office), organization or other entity, whether or not legal entities, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Power Fund” means Oaktree Power Opportunities Fund IV (Delaware) Holdings, Inc., a Delaware limited partnership, and its affiliated entities in the “Power Fund IV” investment group.

“Realization Event” means, without duplication, (i) the sale, transfer, assignment, pledge, encumbrance, receipt of dividends or other distributions, or other disposition of all of any portion of the Original Oaktree Shares to a third party unaffiliated with Oaktree or to a Person controlled by a different Oaktree-affiliated investment fund other than Power Fund in a transaction that results in a recognition of investment return and/or carried interest, (ii) any initial public offering of the equity securities of Parent, Acquiror or the Company, (iii) the sale of all or any portion of the equity securities of Parent, Acquiror or the Company to a third party unaffiliated with Oaktree or to a Person controlled by a different Oaktree-affiliated investment fund other than Power Fund in a transaction that results in a recognition of investment return and/or carried interest, (iv) the sale of all or any portion of the assets of Parent, Acquiror or the Company to a third party unaffiliated with Oaktree or to a Person controlled by a different Oaktree-affiliated investment fund other than Power Fund in a transaction that results in a recognition of investment return and/or carried interest, or (v) a merger, consolidation, recapitalization or reorganization of Parent, the Acquiror or the Company which results in a direct or indirect transfer of Original Oaktree Shares to a third party unaffiliated with Oaktree or to a Person controlled by a different Oaktree-affiliated investment fund other than Power Fund in a transaction that results in a recognition of investment return and/or carried interest. Other than as set forth in section (2) of the definition of Oaktree Proceeds, any non-cash consideration, marketable securities, contingent consideration and amounts paid into an escrow account or similar holdbacks shall be deemed a Realization Event as and when converted to cash and paid to Oaktree.

“Received Earnout Consideration” means, as of each Realization Event, the sum of all Earnout Consideration Payments previously received by the Sellers (and, for the avoidance of doubt, not including any Earnout Consideration Payment to be received in connection with such Realization Event).

“Return Multiple” means, with respect to each Realization Event, an amount equal to (i) the Cumulative Oaktree Proceeds, measured at such time, divided by (ii) the Oaktree Investment.

“Rollover Shareholders” means each of Ron P. Corio, Rebecca Janowitz, Lucy Ascoli and Naomi Janowitz.

“Rollover Shares” means (i) with respect to each Rollover Shareholder, a number of Shares equal to (A) such Rollover Shareholder’s Rollover amount divided by (B) the Per Share Purchase Price and (ii) with respect to all Rollover Shareholders, a number of Shares equal to (A) the Aggregate Rollover Amount divided by (B) the Per Share Purchase Price.

“Rollover” means the Rollover Shareholders shall contribute their respective Rollover Shares to Parent in exchange for units of Parent.

“Seller” means each of Ron P. Corio, Rebecca Janowitz, Lucy Ascoli and Naomi Janowitz.

“Seller Representative” means Ron P. Corio, as each Seller’s exclusive agent, representative and attorney-in-fact.

“Shares” means all of the issued outstanding shares of capital stock, no par value, of the Company.

“Valuation Firm” means an independent valuation firm.

2. Earnout Generally.

The Earnout Provisions set forth herein are part of and incorporated by reference into the Share Purchase Agreement, dated as of June 23, 2016 (the “Agreement”), by and among ATI Investment Parent, LLC, a Delaware limited liability company, ATI Investment Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, Array Technologies, Inc., a New Mexico corporation, each of Ron P. Corio, Rebecca Janowitz, Lucy Ascoli and Naomi Janowitz as the Sellers, each of the Rollover Shareholders signatory thereto and, solely with respect to Sections 2.5, 2.6 and 2.8 and Articles VII, IX and XI, Ron P. Corio, an individual solely in his capacity as the Seller Representative. Capitalized terms used but not defined in these Earnout Provisions shall have the respective meanings ascribed to them in the Agreement.

3. Earnout Payments.

(a) No later than one Business Day prior to the consummation of each Realization Event, the Acquiror shall prepare and deliver to the Seller Representative a written statement (an “Earnout Report”) setting forth a calculation of the Oaktree Proceeds, Cumulative Oaktree Proceeds and the resulting Earnout Consideration Payment, if any, in respect of such Realization Event.

(b) Concurrent with the consummation of each Realization Event, the Acquiror shall pay or cause to be paid to each Seller an amount in cash equal to such Seller’s Fully Diluted Percentage of the Earnout Consideration Payment, if any, set forth in the Earnout Report; provided, however, that in no event shall the Sellers receive in the aggregate (in one or more Earnout Consideration Payments) more than the Maximum Aggregate Earnout Consideration.

(c) The Seller Representative shall have 30 days following the consummation of each Realization Event to dispute any item set forth in the applicable Earnout Report. If the Seller Representative does not deliver a notice of dispute (an “Earnout Objection”) to the Acquiror within such 30-day period, the Earnout Report shall become final and binding on all parties. During the 15-day period following the delivery of an Earnout Objection, the Acquiror and the Seller Representative shall attempt in good faith to agree upon each disputed item identified in the Earnout Objection. If the Acquiror and the Seller Representative should agree to resolve any such disputed items, a statement setting forth such agreement shall be prepared and signed by the Acquiror and the Seller Representative, which statement shall be final and binding on all parties. If the Acquiror and the Seller Representative shall have failed to resolve all disputed items by the end of such 15-day period, the matter shall be submitted to the Valuation Firm, who shall make a decision within 30 days of referral and which decision shall be final and binding on all parties. The fees and expenses of such decision shall be borne by the Acquiror and the Seller Representative in reverse proportion of the dollar amounts rendered to each party to the aggregate amount at issue, as determined by the Valuation Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

4. Certain Agreements Regarding Earnout Consideration Payment.

(a) Each party hereto agrees that it shall, with respect to all matters related to these Earnout Provisions, act in good faith and the spirit of fair dealing such that the intent of these Earnout Provisions is carried out to the fullest extent practicable.

(b) Acquiror shall maintain, or cause to be maintained, a true and complete record of the Cumulative Oaktree Proceeds, the Received Earnout Consideration and all amounts related to the calculation thereof. Acquiror shall afford, or cause to be afforded, to the Seller Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Acquiror and Oaktree, as the case may be, and to any other information, in each case, reasonably requested to assist them in evaluating the Earnout Report. The Acquiror shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 4(b); provided, that such accountants shall not be obligated to make any work papers available except (i) in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants and (ii) if such disclosure could result in the waiver of the attorney-client or other legal privilege.

(c) No Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration Payment without Acquiror’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), other than by the laws of descent and distribution or succession by will, legal representative upon incompetence or for bona fide estate planning purposes, pursuant to a divorce or separation agreement or a divorce decree or in connection with bankruptcy; provided that, no such assignment of any right to receive any portion of the Earnout Consideration Payment shall be valid unless such transferee or assignee shall sign a joinder to such Seller’s obligations under these Earnout Provisions.

(d) Each of the Sellers agrees to execute and deliver all other appropriate documents reasonably requested by the Acquiror or any of its Affiliates to evidence the satisfaction of the payment obligations related to these Earnout Provisions.

(e) Immediately upon the time that (i)(A) all of the Original Oaktree Shares have been transferred to third parties unaffiliated with Oaktree and (B) all Oaktree Proceeds have been paid in cash or distributed pursuant to section (2) of the definition of Oaktree Proceeds, or (ii) when the Maximum Aggregate Earnout Consideration is paid in full, these Earnout Provisions will automatically and immediately terminate without any action by any parties hereto.

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